Neuro-Hitech Announces Private Offering of $5.0 Million

NEW YORK, NY - November 29, 2007 - Neuro-Hitech, Inc. (NASDAQ: NHPI), a New York-based biopharmaceutical company that is focused on developing next-generation therapies against proven targets for neurodegenerative diseases, today announced that it has entered into an agreement to sell 1,250,000 shares of its common stock and warrants to purchase 625,000 shares of its common stock for $5.0 million in a private offering. The exercise price of the warrants will be $7.00 per share unless the warrants are exercised prior to the later of (i) April 30, 2008 or (ii) thirty days after a registration statement registering the shares of common stock underlying the warrants is declared effective by the Securities and Exchange Commission, in which case the exercise price will be $5.00 per share. The closing of the offering is subject to customary closing conditions.

The net proceeds raised in the offering will enable the company to complete the Phase II trial of Huperzine A, which is being tested for safety and efficacy in the treatment of mild to moderate Alzheimer’s disease. In addition, if the Phase II trial is successful, the Company believes that the net proceeds raised in the offering will provide the company the capital needed to prepare for Phase III clinical trials and conduct a Phase I trial of a transdermal formulation of Huperzine A.

Gary T. Shearman, President and CEO of Neuro-Hitech stated, “We are pleased to obtain this capital investment at a critical juncture in our company’s development. We believe this additional capital will allow us to embark on the next phase of our development and position us closer to making important contributions to the needs of Alzheimer’s patients and their families.”

About Neuro-Hitech, Inc.

Neuro-Hitech, Inc. is a New York-based biopharmaceutical company that is focused on developing next-generation therapies against proven targets for neurodegenerative diseases. Our lead product candidate, Huperzine A, is being clinically tested for safety and efficacy in the treatment of Alzheimer's disease. Huperzine A is a potent and highly selective reversible inhibitor of acetylcholinesterase. Additionally, Huperzine A has antioxidant and neuroprotective properties that suggest that it may be useful as a symptomatic and disease-modifying treatment for Alzheimer’s Disease. Neuro-Hitech also has two major preclinical development programs. The first program is developing innovative disease-modifying anti-aggregation compounds which target beta amyloid and tau proteins. Neuro-Hitech's second major preclinical program is targeted to the development of a novel series of compounds designed to treat (anti-ictogenic) and prevent (anti-epileptogenic) epilepsy.

More information about Neuro-Hitech can be found online at www.neurohitech.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act). To the extent that any statements made in this press release contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as "expects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates," "projects" and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include those outlined in "Risk Factors" found within our Annual Report on Form 10-KSB and include, without limitation, Neuro-Hitech's limited cash and ability to raise capital to finance the growth of Neuro-Hitech's operations, the ability of Neuro-Hitech to develop its products and obtain necessary governmental approvals, Neuro-Hitech's ability to protect its proprietary information, Neuro-Hitech's ability to attract or retain qualified personnel, including scientific and technical personnel and other risks detailed from time to time in Neuro-Hitech's filings with the SEC, or otherwise.

Contact:
Company Contact:
David Barrett
CFO
Neuro-Hitech, Inc.
212-594-1215

Investor Relations Contact:
Thomas P. Walsh
Alliance Advisors, LLC
212-308-3486